UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 10, 2012

STAG INDUSTRIAL, INC.

(Exact name of registrant specified in its charter)

Maryland	1-34907	27-3099608
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

99 High Street, 28th Floor

Boston, Massachusetts  02110

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (617) 574-4777

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On September 10, 2012, STAG Industrial, Inc., a Maryland corporation (the “Company”), through STAG Industrial Operating Partnership, L.P., a Delaware limited partnership (the “Borrower”), entered into a credit agreement (the “Credit Agreement”) with Bank of America, N.A. and certain other lenders. The Credit Agreement provides for a senior unsecured revolving credit facility of up to $200 million, with a sublimit of $10 million for swing line loans and $10 million for letters of credit (the “Credit Facility”). Additionally, the Credit Facility has an accordion feature that allows the Company to request an increase in the total commitments of up to $300 million. Unless otherwise terminated pursuant to terms of the Credit Agreement, the Credit Facility will mature on September 10, 2016, subject to a one-year extension option which the Company may exercise at its option, pursuant to certain terms and conditions, including the payment of an extension fee, contained in the Credit Agreement.  The Credit Facility replaces the Company’s prior $100 million secured corporate revolving credit facility, which was scheduled to mature on April 20, 2014.  The Credit Agreement also provides for a $150 million, five-year unsecured term loan with a maturity date of September 10, 2017 (the “Term Loan”).

Merrill Lynch, Pierce, Fenner and Smith Incorporated served as Lead Arranger and Sole Bookrunner on the Credit Agreement with Bank of America, N.A. serving as Administrative Agent, L/C Issuer and Swing Line Lender and Royal Bank of Canada and Wells Fargo Bank National Association serving as Co-Syndication Agents. Other lenders include PNC Bank, National Association, Capital One, National Association, Raymond James Bank, N.A., TD Bank, N.A. and UBS Loan Finance LLC.

The amount available for the Borrower to borrow under the Credit Facility is based on the lesser of  (i) 60.0% of the Borrowing Base Value (as defined in the Credit Agreement) of the Company’s properties that form the borrowing base of the Credit Facility, and (ii) the amount that would create a debt service coverage ratio of not less than 1.6.

As of September 10, 2012, there is no  outstanding amount under the Credit Facility and approximately $195 million of borrowing capacity was available under the Credit Facility.  As of September 10, 2012, approximately $100 million was outstanding under the Term Loan.

Amounts outstanding under the Credit Facility and the Term Loan bear interest at a floating rate equal to, at the Borrower’s election, the Eurodollar Rate or the Base Rate (each as defined in the Credit Agreement) plus a spread. The spread depends upon the Borrower’s leverage ratio and ranges from 1.65% to 2.25% for Eurodollar Rate based borrowings and from 0.65% to 1.25% for Base Rate based borrowings. At September 10, 2012, the spread on the Credit Facility and Term Loan was 1.65%.

The Borrower’s ability to borrow under the Credit Facility is subject to its ongoing compliance with a number of customary financial covenants, including:

•                  a maximum consolidated leverage ratio of not greater than 0.60:1.00;

•                  a maximum secured leverage ratio of not greater than 0.45:1.00;

•                  a maximum unencumbered leverage ratio of not greater than 0.60:100;

•                  a maximum secured recourse debt ratio of not greater than 7.5%;

•                  a minimum fixed charge ratio of not less than 1.50 to 1.00; and

•                  a minimum tangible net worth of not less than the sum of $502,634,000 plus an amount equal to 75% of the net proceeds of any additional equity issuances.

Pursuant to the terms of the Credit Agreement, the Company may not pay distributions that exceed the minimum amount required for the Company to qualify and maintain its status as a real estate investment trust (“REIT”) if a default or event of default occurs and is continuing.

The Company and certain of its subsidiaries guarantee the obligations under the Credit Facility.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which has been filed as Exhibit 10.1 to this report and is incorporated in this Item 1.01 by reference.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit Agreement, dated as of September 10, 2012, by and among STAG Industrial Operating Partnership, L.P., STAG Industrial, Inc., Bank of America, N.A. and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STAG INDUSTRIAL, INC.

By:	/s/ Kathryn Arnone
Kathryn Arnone
Executive Vice President, General Counsel and Secretary

Dated:  September 12, 2012

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated as of September 10, 2012, by and among STAG Industrial Operating Partnership, L.P., STAG Industrial, Inc., Bank of America, N.A. and the other lenders party thereto.